Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement No. 333-190065 on Post-Effective Amendment No. 1 to Form S-1 of IntelGenx Technologies Corp. of our report dated March 10, 2014 relating to our audits of the consolidated financial statements of IntelGenx Technologies Corp. as of and for the years ended December 31, 2013 and 2012 appearing in this Registration Statement, filed with the United States Securities and Exchange Commission.

We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

Yours very truly,

Richter LLP (Signed) 1

Montréal, Québec
April 3, 2014

1CPA auditor, CA, public accountancy permit No. A110982

T. 514.934.3400 Richter S.E.N.C.R.L./LLP 1981 McGill College Mtl (QC) H3A 0G6 www.richter.ca Montréal, Toronto